Exhibit 99.1

News Release

DATE: Feb. 6, 2012

MEDIA CONTACT: Kelly Swan (918) 573-4944	INVESTOR CONTACT: David Sullivan (918) 573-9360

Oil and NGL Boost Proved Reserves at WPX Energy to 5.26 TCFE

Oil Reserves Up 94% in the U.S.

NGL Reserves Up 40% in the U.S.

Total Net Reserves Replacement Ratio of 188%

2011 Oil & NGL Production Reaches 41,000 Bpd

TULSA, Okla. – WPX Energy (NYSE:WPX) announced today that its total proved reserves as of Dec. 31, 2011, increased to a company high of nearly 5.3 trillion cubic feet equivalent – up approximately 9 percent vs. 2010.

Approximately 77 percent of WPX’s 2011 total proved reserves are natural gas and 23 percent natural gas liquids (NGL) and crude oil. At year-end 2010, natural gas accounted for 83 percent of the company’s reserves using a standard ratio of 6-to-1 to convert oil and NGL to natural gas equivalent.

	2011	2010
2011 Year-End Proved Reserves

Domestic
Natural Gas (Bcf)	3,983	3,914
NGL (MMbbl)	134.1	95.9
Oil (MMbbl)	47.1	24.3

Total in Bcf equivalent	5,070	4,635

International
Natural Gas (Bcf)	90.4	87.6
NGL (MMbbl)	1.2	1.5
Oil (MMbbl)	16.2	17.4

Total in MMbbl oil equivalent	32.5	33.5

Total
Natural Gas (Bcf)	4,073	4,002
NGL (MMbbl)	135.3	97.4
Oil (MMbbl)	63.3	41.7

Total in Bcf equivalent	5,265	4,836

“Oil and gas liquids are rapidly taking a more prominent space in our portfolio, becoming the primary driver for reserves growth,” CEO Ralph Hill said.

“We will continue to capitalize on our in-house opportunities in the Bakken and the liquids-rich Piceance Basin to reap the benefit of oil and gas liquids in our revenues and production results.

“For 2011, we replaced our domestic production for all commodities at a rate of 188 percent. For liquids alone, we replaced 488 percent of our crude and gas liquids production,” Hill added.

Domestically, WPX added 931 billion cubic feet equivalent of proved reserves in 2011 through drilling – up more than 76 percent vs. 2010 drilling additions of 528 Bcfe. Internationally, reserves were 32.5 million barrels of oil equivalent – down slightly from 33.5 in 2010.

Reserves growth in the U.S. was driven by oil and NGL additions. Reserves for these products were up 51 percent vs. a year ago – from 120 million barrels of oil and NGL in 2010 to 181 million barrels in 2011.

The percentage of reserves in the proved developed category for 2011 was 59 percent – up slightly from 58 percent for the same ratio for proved developed vs. total proved reserves a year ago.

	Developed	Undeveloped
2011 Year-End Proved Reserves Ratio	59%	41%

Domestic + International Combined
Natural Gas (Bcf)	2,553	1,521
NGL (MMbbl)	73.0	62.3
Oil (MMbbl)	23.5	39.8

Total in Bcf equivalent	3,132	2,133

Domestic production for 2011 saw advances in all products, with record levels occurring in oil and NGL.

	2011	2010
2011 Avg. Daily Net Production
Domestic
Natural Gas (MMcf/d)	1,142	1,087
NGL (Mbbl/d)	27.6	22.1
Oil (Mbbl/d)	7.3	2.3

Total in MMcf equivalent	1,351	1,234

International
Natural Gas (MMcf/d)	20.2	19.4
NGL (Mbbl/d)	0.5	0.4
Oil (Mbbl/d)	5.6	5.4

Total in MMcf equivalent	57	55

Total
Natural Gas (MMcf/d)	1,162	1,106
NGL (Mbbl/d)	28.1	22.5
Oil (Mbbl/d)	12.9	7.8

Total in MMcf equivalent	1,408	1,288

Domestic includes 9 MMcf/d in 2011 and 11 MMcf/d in 2010 for our Arkoma Basin

production in Oklahoma, which has been classified as discontinued operations.

WPX’s oil and NGL production in the U.S. rose 43 percent from 24,400 barrels per day in 2010 to 34,900 barrels per day in 2011. Oil production more than tripled in the Bakken Shale where WPX has five rigs under contract on its acreage.

Overall domestic production in the U.S. rose approximately 9.5 percent from 1,234 MMcfe/d in 2010 to 1,351 MMcfe/d in 2011. The 2011 figure represents enough production to meet the energy needs of almost 6 million homes per day. The company’s natural gas production rose approximately 5 percent in 2011.

International production contributed an additional 20 MMcf/d of natural gas, 503 barrels of NGL per day and 5,607 barrels per day of oil in 2011 – up approximately 4 percent from 2010.

Overall, domestic and international operations yielded 41,000 barrels per day of oil and NGL production in 2011.

Last year, WPX invested $1.455 billion in drilling and development. In 2010, the company invested $988 million for drilling and development.

In 2011, WPX participated in the drilling of 815 gross wells in the United States, achieving a drilling success rate of 99 percent. In 2010, the company participated in 1,162 domestic gross wells. The company’s 2011 domestic drilling finding and development cost was $1.56 per Mcfe, compared with $1.95 a year ago.

Approximately 99 percent of WPX’s year-end 2011 U.S. proved reserves estimates were audited by Netherland, Sewell & Associates, Inc. Their judgment determined that the company’s estimates are, in the aggregate, reasonable and have been prepared in accordance with the Standards Pertaining to the Estimating and Auditing of Oil and Gas Reserves Information promulgated by the Society of Petroleum Engineers (SPE standards).

One hundred percent of proved reserves estimates for international properties were audited by Ralph E. Davis and Associates. The majority of WPX’s international interests come via its 69 percent ownership interest in Apco Oil and Gas International.

Proved reserves are estimated quantities that geological and engineering data demonstrate with reasonable certainty to be recoverable in the future from known reservoirs under the Security and Exchange Commission pricing provisions, existing operating methods and government regulations.

Figures for reserves and production in 2010 were originally reported at the wellhead on an Mcf equivalent basis. For 2011, WPX distinguished reserves and production by individual product in addition to the equivalent basis. Volumes for oil and NGL were converted to natural gas equivalence using a 6-to-1 ratio.

Proved Reserves Reconciliation
Amounts in Bcfe of natural gas

U.S. proved reserves Dec. 31, 2010	4,635
Additions/revisions net	931
Acquisitions	10
Divestitures	(13)
2011 Production	(493)
U.S. proved reserves Dec. 31, 2011	5,070
International reserves	195

Total Dec. 31, 2011 proved reserves	5,265

WPX became an independent, stand-alone company following a spinoff from Williams (NYSE:WMB) at year-end 2011.

About WPX Energy, Inc.

WPX Energy is an exploration and production company focused on developing its significant natural gas, natural gas liquids and oil reserves, particularly in the Piceance Basin, Bakken Shale and Marcellus Shale. The company also has domestic operations in the Powder River and San Juan basins and the Barnett Shale, as well as international investments in Argentina and Colombia. Go to http://www.wpxenergy.com/investors/subscribe-to-email/ to join our e-mail list.

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This press release includes “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that the company expects, believes or anticipates will or may occur in the future are forward-looking statements. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the company. Statements regarding future drilling and production are subject to all of the risks and uncertainties normally incident to the exploration for and development and production of oil and gas. These risks include, but are not limited to, the volatility of oil, natural gas and NGL prices; uncertainties inherent in estimating oil, natural gas and NGL reserves; drilling risks; environmental risks; and political or regulatory changes. Investors are cautioned that any such statements are not guarantees of future performance and that actual results or developments may differ materially from those projected in the forward-looking statements. The forward-looking statements in this press release are made as of the date of this press release, even if subsequently made available by WPX Energy on its website or otherwise. WPX Energy does not undertake and expressly disclaims any obligation to update the forward-looking statements as a result of new information, future events or otherwise. Investors are urged to consider carefully the disclosure in our filings with the Securities and Exchange Commission, available from us at WPX Energy, Attn: Investor Relations, P.O. Box 21810, Tulsa, Okla., 74102, or from the SEC’s website at www.sec.gov.

Additionally, the SEC requires oil and gas companies, in filings made with the SEC, to disclose proved reserves, which are those quantities of oil and gas, which, by analysis of geoscience and engineering data, can be estimated with reasonable certainty to be economically producible – from a given date forward, from known reservoirs, under existing economic conditions, operating methods, and governmental regulations. The SEC permits the optional disclosure of probable and possible reserves. From time to time, we elect to use “probable” reserves and “possible” reserves, excluding their valuation. The SEC defines “probable” reserves as “those additional reserves that are less certain to be recovered than proved reserves but which, together with proved reserves, are as likely as not to be recovered.” The SEC defines“possible” reserves as “those additional reserves that are less certain to be recovered than probable reserves.” The Company has applied these definitions in estimating probable and possible reserves. Statements of reserves are only estimates and may not correspond to the ultimate quantities of oil and gas recovered. Any reserve estimates provided in this presentation that are not specifically designated as being estimates of proved reserves may include estimated reserves not necessarily calculated in accordance with, or contemplated by, the SEC‘s reserves reporting guidelines. Investors are urged to consider closely the disclosure in our SEC filings that may be accessed through the SEC’s website at www.sec.gov.

The SEC’s rules prohibit us from filing resource estimates. Our resource estimations include estimates of hydrocarbon quantities for (i) new areas for which we do not have sufficient information to date to classify as proved, probable or even possible reserves, (ii) other areas to take into account the low level of certainty of recovery of the resources and (iii) uneconomic proved, probable or possible reserves. Resource estimates do not take into account the certainty of resource recovery and are therefore not indicative of the expected future recovery and should not be relied upon. Resource estimates might never be recovered and are contingent on exploration success, technical improvements in drilling access, commerciality and other factors.